Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made and entered into as of June 6, 2014 (the “Agreement”) by and among National Holdings Corporation, a Delaware corporation (the “Company”), and each of the other parties listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), listed on Exhibit A hereto;

WHEREAS, on February 14, 2014, Iroquois Capital Management LLC (”Iroquois”) on behalf of the Investors, delivered a letter to the Company expressing an intention to nominate director candidates (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2014 annual meeting of stockholders (including any adjournment thereof, the “2014 Annual Meeting”), and on March 20, 2014, the Investors filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies for the 2014 Annual Meeting (the “Investors Preliminary Proxy Statement”); and

WHEREAS, the Company and the Investors have reached an agreement with respect to certain matters related to the 2014 Annual Meeting, including the Nomination Letter and the Investors Preliminary Proxy Statement, and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.     Board of Directors and Related Matters.

(a)     The Investors and the Company hereby acknowledge and agree that:

(i)     Peter Zurkow will not stand for re-election as a class I director at the 2014 Annual Meeting and Leonard Sokolow will resign from the Board immediately following the 2014 Annual Meeting.

(ii)     The Board shall take all action necessary immediately following the 2014 Annual Meeting to appoint Richard Abbe, as a class III director to serve as a director of the Company until his successors are duly elected and qualified, subject to the terms of this Agreement.

(iii)     The Nominating Committee (the “Nominating Committee”) of the Board will recommend for nomination and the Board will nominate Robert B. Fagenson, William Lerner, James Ciocia, Frederick Wasserman and Joshua Silverman (collectively, the “2014 Nominees”) for election as class I directors at the 2014 Annual Meeting and will recommend a vote for the 2014 Nominees and solicit proxies from the Company’s stockholders for the election of the 2014 Nominees at the 2014 Annual Meeting. The Company agrees that it shall hold the 2014 Annual Meeting no later than July 31, 2014. If for any reason Richard Abbe or Joshua Silverman shall die or withdraw as a nominee prior to appointment or election, as the case may be, a replacement nominee proposed by the Investors and reasonably acceptable to the Company shall be substituted consistent with the provisions of clause (iv) hereof. Richard Abbe or Joshua Silverman are referred to herein individually as an “Investor Director” and collectively as the “Investor Directors”).

(iv)     To the extent an Investor Director resigns for any reason other than pursuant to Section 6 or is otherwise unable to serve as a director or is removed as a director by the stockholders of the Company, in each case, during the Standstill Period, the Investors shall be entitled to designate, for consideration by the Nominating Committee as a replacement for such Investor Director, an individual who (A) qualifies as “independent” under the rules of the Nasdaq Stock Market, (B) has relevant business and financial experience, and (C) is qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”). The Nominating Committee, consistent with its fiduciary duties, shall consider such candidate within ten (10) business days after a completed customary director and officer questionnaire has been received by the Nominating Committee, and the Board shall appoint such candidate if approved by the Nominating Committee (whose approval and appointment shall not be unreasonably withheld) within five (5) business days (any such replacement director appointed in accordance with the provisions of this Section 1(a)(iv) shall be referred to as an “Investor Director” for the purposes of this Agreement). In the event the Nominating Committee shall decline to recommend any candidate designated by the Investors, the Investors may propose one or more replacement designees, subject to the above criteria. As a condition to commencement of a term on the Board (or nomination therefor), each replacement Investor Director shall provide to the Company an irrevocable letter of resignation described below in Section 6.

(v)     Promptly following the conclusion of the 2014 Annual Meeting, but in any event no later than fifteen (15) business days thereafter, the Board will take all action necessary to create a strategy committee of the Board (the “Strategy Committee”). The Strategy Committee will be comprised of six non-management members of the Board, each of whom is “independent” under the rules of the Nasdaq Stock Market and two of whom shall be the Investor Directors. The Strategy Committee shall have two Co-Chairmen, one of whom shall be an Investor Director. The Strategy Committee will function in accordance with the terms hereof until disbanded on Board action any time after the expiration of the Standstill Period.

(vi)     Promptly following the conclusion of the 2014 Annual Meeting, but in any event no later than fifteen (15) business days thereafter, the Board will take all action necessary to appoint one Investor Director to the Audit Committee of the Board and one Investor Director to the Corporate Governance Committee of the Board.

(vii)     Joshua Silverman hereby agrees and consents to be named as a nominee in the Company’s proxy statement for the 2014 Annual Meeting and to serve as a class I director if elected.

(viii)     Upon execution of this Agreement, the Company will promptly pay to the Investors their legal and advisory fees in connection with this Agreement, invoices for which shall be provided to the Company. For the avoidance of doubt, such legal and advisory fees shall not exceed $85,000.

(b)     Upon execution of this Agreement, the Investors hereby irrevocably withdraw the Nomination Letter and any and all related materials and notices submitted to the Company in connection therewith and in any solicitation materials concerning the foregoing or otherwise related to the 2014 Annual Meeting and filed by it on its behalf with the SEC or furnished to stockholders of the Company. Each of the Investors and its Affiliates and Associates shall, and shall cause each of their Affiliates and Associates to, immediately cease all efforts, direct or indirect, in furtherance of the Nomination Letter, the Investors Preliminary Proxy Statement and any related solicitation in connection therewith.

(c)     The Investors irrevocably withdraw their demand for a stockholder list, and other materials and books and records pursuant to Section 220 of the DGCL or otherwise, and shall promptly return (and, to the extent such materials may be held by parties not members of the Investors, shall cause such parties to promptly return) to the Company all materials and summaries or duplicates thereof that have been delivered to the Investors or their respective representatives on or prior to the date hereof

(d)     Each of the Investors Nominees shall at all times while such Investor Nominee is a director of the Company comply with the provisions of this Agreement and all policies and guidelines of the Board, any committees thereof or the Company applicable to Board members. Each Investor Director acknowledges that his or her obligations under this Agreement are in addition to the fiduciary and common law duties of any director of a Delaware corporation.

(e)     The Investors shall promptly file an amendment to the Schedule 13D, originally filed on November 21, 2014, as amended by Amendment No 1 thereto filed on February 11, 2014 (the “Schedule 13D”) reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investors shall provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable and timely comments of the Company.

(f)     While serving as members of the Board, the Investor Directors will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members and shall be compensated for their service as directors and shall be reimbursed for their expenses on the same basis as all other non-employee directors of the Company are compensated and reimbursed.

(g)     As promptly as possible, and in any event within one (1) business day, Iroquois shall notify the Company when the Investors, together with all Affiliates, cease collectively to beneficially own at least 5%, 4% and 3% of the outstanding shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) of Common Stock (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

(h)     The Company will use its commercially reasonable efforts to reduce the size of the board to nine (9) members by the end of the 2016 annual meeting of stockholders of the Company.

Section 2.     Voting Agreement.

(a)     At the 2014 Annual Meeting, the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by each Investor and its Affiliates and Associates in favor of (i) the election of the 2014 Nominees and (ii) the following other matters recommended for stockholder approval by the Board: (A) approval of an amendment to the Company’s certificate of incorporation to increase the total number of authorized shares of Common Stock from 150,000,000 shares to 250,000,000 shares and (B) approval of an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Common Stock at a split ratio of not less than one-for-eight and not more than one-for twenty, to be effective, if at all, at such time as the Company’s Board of Directors shall determined in its sole discretion.

(b)     At any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof) during the Standstill Period, the Investors agree to vote all shares of Common Stock beneficially owned by each Investor and its Affiliates and Associates in favor of the election to the Board of those director nominees nominated for election by the Nominating Committee or the Board and against the removal of any directors whose removal is not recommended by the Board.

(c)     Each Investor agrees to, within ten (10) business days after receipt, execute and deliver to the Company, or cause to be executed and delivered to the Company, the proxy card sent to the Investors by the Company in connection with the 2014 Annual Meeting and any subsequent annual or special meeting of stockholders of the Company (or adjournments thereof) during the Standstill Period (and any other legal proxies delivered to the Investors required to vote any shares held in “street name”) directing that the shares of Common Stock beneficially owned by such Investor, as of the applicable record date, be voted in accordance with Section 2(a) and Section 2(b).

Section 3.     Standstill.

(a)     Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i)     acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of any securities of the Company;

(ii)     submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(iii)     engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iv)     form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement other than as set forth in the Schedule 13D on the date hereof;

(v)     seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders;

(vi)     vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vii)     except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(viii)     effect or seek to effect, in any capacity other than as a member of the Board (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (A) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, or any sale, lease, exchange, pledge, mortgage, or transfer thereof (including through any arrangement having substantially the same economic or other effect as a sale, lease, exchange, pledge, mortgage, or transfer or assets); (B) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries

(ix)     make any demands for books and records and other materials pursuant to Section 220 of the DGCL or pursue any litigation related thereto against the Company, or to encourage, assist or cooperate with any third party with respect to any such demand(s) or litigation;

(x)     disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi)     take any action challenging the validity or enforceability of any provisions of this Section 3(a);

(xii)     publicly request that the Company amend or waive any provision of Sections 2 and 3(a);

(xiii)     enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

(xiv)     provided, however, that nothing in this Section 3(a) or elsewhere in this Agreement shall prohibit (A) an Investor Director, acting in his or her fiduciary capacity as a director of the Company, from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof, or (2) making any statement to any Co-Executive Chairman or the Chief Executive Officer or any other director of the Company; (B) an Investor Director, acting in his or her fiduciary capacity as a director of the Company, from making any statement or disclosure determined (on advice of outside legal counsel) to be required under the federal securities laws or other applicable laws; (C) any Investor from privately making any statement or expressing or disclosing such Investor’s views in private to any Co-Executive Chairman or the Chief Executive Officer or another other officer or director of the Company; or (D) any Investor, Affiliate or Associate from voting in such manner as it deems appropriate on any matter unrelated to the election of directors of the Company and the other matters referenced in Section 2(a).

(b)     As used in this Agreement:

(i)     the term “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified with respect to the specific action at issue hereunder; the term “Associate” means any corporation or organization controlled by the person specified, any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, in each case, with respect to the specific action at issue hereunder; the term “control” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(ii)     the term “Standstill Period” shall mean the period commencing upon the date of this Agreement, and ending on the later of (A) the conclusion of the 2015 Annual Meeting of Stockholders of the Company and (B) such time as none of the Investor Nominees are members of the Board; provided however, that if both Investor Directors resign from the Board prior to the date that is 10 days prior to the deadline for submissions of stockholder nominations for the Company’s 2015 annual meeting of stockholders pursuant to the Company’s bylaws, as in effect from time to time (the “2015 Stockholder Nomination Deadline Date”), the Standstill Period shall end on the 2015 Stockholder Nomination Deadline Date.

Section 4.     Company Governing Documents and Policies. By the date hereof, each of the Investor Directors shall review the Company’s certificate of incorporation, bylaws, applicable committee charters and trading policy of the Company and agree to abide by the provisions thereof during their service as directors of the Company. Each of the Investors acknowledges that United States and other applicable securities laws may prohibit any persons who have material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information and each of the Investors agree not to purchase or sell securities of the Company in any way, shape or form (including, but not limited to, pursuant to a "hedging" transaction, whether or not such transaction involves the actual exchange of securities, or "short selling"), directly or indirectly, publicly or privately, while in possession of material, nonpublic information or from communicating such material, nonpublic information to any person.

Section 5.     Questionnaires/Background Checks. Each of the Investor Nominees, prior to being nominated or appointed, shall (i) have accurately completed the form of questionnaire provided by the Company for its use in connection with their nomination or appointment to the Board and preparation of the Company’s proxy statement and other reports filed with the SEC, (ii) consent to, and undergo a background check, the results of which shall be reasonably acceptable to the Company, and (iii) execute and deliver to the Company such agreements and other documents as the Company customarily requires from new nominees for directorships.

Section 6.     Resignation. As a condition to commencement of a term on the Board (or nomination therefor), each Investor Director shall provide to the Company an irrevocable letter of resignation in substantially the form attached hereto as Exhibit B which shall become effective earlier of (1) fifteen (15) days after written notice of a material breach by any Investor of this Agreement is provided to the breaching Investor by the Company (unless such breach is cured within such fifteen (15) day period); provided, that if such alleged breaching Investor disputes such breach, the resignation of such Investor Director shall not become effective until (i) the Investor agrees not to dispute such breach in writing or (ii) a court of competent jurisdiction in a final judgment on the merits (whether or not subject to appeal) has confirmed or determined the existence of such breach and (2) the date on which the Investors, together with all Affiliates, cease collectively to beneficially own at least 3% of the outstanding shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) of Common Stock (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

Section 7.     Release.

(a)     Investors Release. The Investors, on behalf of themselves and their respective Affiliates, Associates, partners, members and shareholders, hereby release the Company and each controlling person, officer, director, stockholder, agent, Affiliate, Associates, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company, from any claims, demands, rights, liabilities, damages, actions, losses, obligations, judgments, suits, fees, expenses, costs, any other relief of any nature whatsoever, matters, issues and causes of action of any and every kind, nature or description whatsoever, whether known or unknown, under state, federal, local, common, foreign or statutory law or any other law, rule or regulation, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, concealed or hidden, or matured or unmatured that, in each case, were or could have been asserted against them in connection with (i) the Nomination Letter, (ii) the Investors Preliminary Proxy Statement and other soliciting materials or (iii) the Schedule 13D, as amended, regarding the Company initially filed by Iroquois with the SEC on November 21, 2013.

(b)     Company Release. The Company, on behalf of itself and its Affiliates, and Associates, hereby release each Investor and each controlling person, officer, director, stockholder, agent, Affiliate, Associates, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of each Investors, from any claims, demands, rights, liabilities, damages, actions, losses, obligations, judgments, suits, fees, expenses, costs, any other relief of any nature whatsoever, matters, issues and causes of action of any and every kind, nature or description whatsoever, whether known or unknown, under state, federal, local, common, foreign or statutory law or any other law, rule or regulation, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, concealed or hidden, or matured or unmatured that, in each case, were or could have been asserted against them in connection with the Company’s Preliminary Proxy Statement.

Section 8.     Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 9.     Representations and Warranties of the Investors. Each Investor, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement, and to bind such Investor to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

Section 10.     Mutual Non-Disparagement.

(a)     Each Investor agrees that, from the date hereof until the one year anniversary of the end of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or derogatorily to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)     The Company hereby agrees that, from the date hereof until the one year anniversary of the end of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward, any Investor, Affiliates, Associates or any of their agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates or Associates, or derogatively to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representative.

(c)     Notwithstanding the foregoing, nothing in this Section 10 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 10, and reasonably consider any comments of such other Parties.

Section 11.     Public Announcements. Promptly following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Mutual Press Release, neither the Company nor the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates or Associates shall make any public statement (including, without limitation, in any filing required under Regulation 13D under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release.

Section 12.     Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 13.     Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, addressed to:

National Holdings Corporation
410 Park Ave, 14th Floor,
New York, NY 10022
Attention: Mr. Mark D. Klein, Co-Chairman and Chief Executive Officer
Telephone: (212) 409-2401
Facsimile: (212) 409-2407
Email: mklein@nhldcorp.com

with a copy to (for information purposes only):

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: James M. Kaplan, Esq.
Tel: (212) 704-6044
Fax: (212) 704-8346
Email: james.kaplan@troutmansanders.com

If to the Investors, addressed to:

Iroquois Capital Management LLC
641 Lexington Avenue, 26th Floor
New York, New York 10022
Attention: Joshua Silverman
Tel: (212) 974-3070
Fax: (212) 207-3452
Email: jsilverman@icfund.com

with a copy to (for information purposes only):

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Andrew Freedman, Esq.
Tel: (212) 451-2250
Fax: (212) 451-2222
Email: afreedman@olshanlaw.com

Section 14.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 15.     Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 15. The Parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 16.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

Section 17.     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 18.     Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 19.     Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 20.     Successors and Assigns. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties.

Section 21.     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 22.     Attorneys’ Fees. In the event any Party shall fail to perform any of its material obligations under this Agreement and another Party hereto shall bring suit, and establish, in a court of proper jurisdiction under Section 15 (after all appeals) that the actions of such alleged breaching Party giving rise to such breach were undertaken with the actual intent and actual purpose of materially breaching this Agreement, then all reasonable third party out-of pocket fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, that may be incurred by the prevailing Party in enforcing this Agreement as relates to such material breach shall be paid by the materially breaching Party; provided that prior to initiating such suit, the claiming Party shall give the other Parties written notice of the claimed breach and ten (10) days from receipt of such notice to cure any claimed breach.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
Name:	Robert B. Fagenson
Title:	Co-Executive Chairman

INVESTORS:

IROQUOIS CAPITAL MANAGEMENT L.L.C.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Authorized Signatory

IROQUOIS MASTER FUND LTD

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Authorized Signatory

/s/ Joshua Silverman
Joshua Silverman

/s/ Richard Abbe
Richard Abbe

/s/ John G. Coburn
John G. Coburn

/s/ Daniel H. McCollum
Daniel H. McCollum

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned*
Iroquois Capital Management L.L.C.	7,121,955
Joshua Silverman	0
Richard Abbe	166,668
John G. Coburn	10,000
Daniel H. McCollum	0

Total: 7,298,623

* See Schedule 13D/A filed with the SEC by Investors on February 7, 2014 for more detailed information.

EXHIBIT B

Form of Irrevocable Resignation

[Date]

Attention: Co-Executive Chairmen of the Board of Directors

Reference is made to the Agreement, dated as of June [__], 2014 (the “Agreement”), by and among the Company (the “Company”) and the other parties listed on the signature page thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 6 of the Agreement, I hereby tender my conditional resignation as a director of the Board and any committees of the Board on which I am then serving, provided that this resignation shall be effective upon the earlier to occur of (1) fifteen (15) days after written notice of a material breach by any Investor of the Agreement is provided to the breaching Investor by the Company (unless such breach is cured within such fifteen (15) day period) and (2) the date on which the Investors, together with all Affiliates, cease collectively to beneficially own at least 3% of the outstanding shares of Common Stock (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended). I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement.

This resignation may not be withdrawn by me at any time during which it is effective.

Very truly yours,

[Name of Director]

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EXHIBIT C

NATIONAL HOLDINGS CORPORATION ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Reaches Agreement with Iroquois Capital

NEW YORK, June 6, 2014 – National Holdings Corporation (OTC BB: NHLD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, today announced pending changes to its Board of Directors in advance of its annual shareholder meeting to be held on July 28, 2014.

The Board of Directors announced that Peter Zurkow will not stand for re-election as a class I director, while Leonard Sokolow will resign from the board immediately following the 2014 annual meeting. In addition, the Board will appoint Richard Abbe as a class III director and will recommend Joshua Silverman for nomination as a class I director, alongside Robert B. Fagenson, William Lerner, James Ciocia and Frederick Wasserman. Mr. Abbe and Mr. Silverman are both principals with Iroquois Capital Management, LLC.

Mr. Abbe and Mr. Silverman, both independent directors, will each serve on the Company’s newly created Strategy Committee and one of them will serve as Co-Chairman of this committee. This committee will also include four other non-management members of the board who are designated as independent directors. Furthermore, either Mr. Abbe or Mr. Silverman will serve on the board’s audit committee, with the other individual serving on the board’s corporate governance committee.

Mark D. Klein, National Holdings’ Chief Executive Officer and Co-Executive Chairman, commented, “Today’s action taken by the Board of Directors will provide additional independent voices and further assist National Holdings in executing its strategic growth plan as outlined during the Company’s recent fiscal second quarter 2014 conference call. National Holdings has consistently reported strong results over the past several quarters and looks forward to the contributions from Rich and Josh as the Company continues to diversify its revenue streams, drive profitability, improve margins, reduce costs, expand its client base and offer additional complementary products and services.

Robert B. Fagenson, National Holdings’ Co-Executive Chairman, stated, “On behalf of the board, I would like to thank Lenny and Peter in their capacity as directors for their service and contributions in helping to return National Holdings to profitability and implementing a defined strategy for continued growth. The Company will continue to benefit from Lenny’s association with National Holdings in his roles as director on the boards of two of our broker-dealer subsidiaries and in the ongoing development of our newest business unit: National Crowdfunding Platform, where we have already gained some early traction. Peter will also continue to remain active with National Holdings, becoming a Managing Director of the Company’s investment banking group, which has become a leading source of capital for emerging growth companies with meaningful deal volume in a very short period of time.”

In connection with today’s announcement, National Holdings has entered into an agreement with Iroquois Capital Management, LLC (“Iroquois”), which beneficially owns approximately 5.9% of the Company’s outstanding shares. Under the agreement, Iroquois will, among other things, withdraw its proxy contest and vote its shares in favor of the Company’s proposals at the 2014 annual meeting, including in favor of the election of Messrs. Silverman, Fagenson, Lerner, Ciocia and Wasserman as class I directors. The agreement will be filed in a Form 8-K with the SEC.

Additional details and bios related to these nominations can be found in the Company’s amended proxy statement filed with the Securities & Exchange Commission, which will be sent or distributed to the Company's shareholders of record as of June 24, 2014 on or about July 1, 2014 in connection with the solicitation of proxies for use at the Company's annual meeting of shareholders scheduled for July 28, 2014. The Company will also file additional details on Form 8-K.

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About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high-net-worth clients. With over 1,100 Independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation and National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation

Mark Klein, 212-417-8210

Chief Executive Officer and Co-Chairman

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation

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